Exhibit 99.1

RMT Trust

P.O. BOX 26557

AUSTIN, TEXAS 78755

512-346-1800

November 17, 2009

Via Facsimile and Regular Mail

Mario D. Cibelli

Managing Member

Marathon Partners L.P.

110 East 42nd Street, Suite 1100

New York, NY 10017-8535

Dear Mr. Cibelli

This letter is in response to your letter dated November 9, 2009 in which you make a conditional offer to pay a “control premium” to purchase a block of 8,000,000 shares of Class A Common Stock of Dover Motorsports, Inc. held by the RMT Trust.

The RMT Trust has no interest in pursuing your offer. All three Trustees of the RMT Trust concur in this.

However, as you have expressed an interest in acquiring Class A Common Stock, I thought it might be helpful to explain a little bit about the Company’s capital structure.

Class A Common Stock can only be held by founding stockholders and their family. This restriction can be found in the Company’s Bylaws. Only the Company’s Common Stock is listed on the New York Stock Exchange. There is no market for Class A Common Stock. If a holder of Class A Common Stock wishes to sell on the open market, he or she must convert the Class A Common Stock to Common Stock first. Conversion can be accomplished at any time on a one share for one share basis.

At the time of the Company’s initial public offering in 1996, various protections were included in the Company’s Certificate of Incorporation for the benefit of holders of Common Stock. Class A Common Stock has always been entitled to ten votes per share, but aside from this distinction and the limitations on transferability of Class A Common Stock noted above, Class A Common Stock and Common Stock are virtually identical. Common Stock is entitled to equal or better treatment than Class A Common Stock with respect to distributions and dividends; and, in the event of a merger or consolidation of the Company, Common Stock and Class A Common Stock are entitled to receive the same per share consideration.

It was never the intent of the Company’s founders that holders of Class A Common Stock would receive a “control premium” for Class A Common Stock to the detriment of holders of our Common Stock.

Sincerely yours,

/s/ Henry B. Tippie
Henry B. Tippie
Trustee

cc:	Klaus M. Belohoubek, Esquire
R. Randall Rollins
Michele M. Rollins

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